Exhibit 99.1

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Oilfield Services revenues up 12 percent and operating income up 48 percent

Gross margin improvement in Performance Chemicals drives record operating income

Fuel Specialties impacted by supply disruption and expect operations to normalize by the end of Q1

GAAP EPS $1.26 and adjusted EPS of $1.47 impacted by 19 cents from higher share based compensation

Strong operating cash generation of $58.4 million; Net cash position of $15.6 million

Englewood, CO – February 18, 2020 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Total revenues for the fourth quarter were $390.7 million, a decrease of 1 percent from $395.0 million in the corresponding period last year.

Net income for the quarter was $31.1 million or $1.26 per diluted share compared to $20.4 million or $0.83 per diluted share for the fourth quarter of 2018 which included a tax charge due to U.S. Tax Reform. EBITDA for the quarter was $55.2 million compared to $55.1 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.47 per diluted share, compared to $1.62 per diluted share a year ago.

Innospec closed the year with net cash of $15.6 million, a substantial improvement on our net debt position of $22.7 million at the end of the third quarter. The Company paid its semi-annual dividend of $0.52 per common share in the quarter and generated significant cash with net cash provided by operating activities of $58.4 million before capital expenditures of $7.3 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2019			Quarter ended December, 2018
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$43.3	$31.1	$1.26	$42.0	$20.4	$0.83

Amortization of acquired intangible assets	4.5	3.6	0.15	4.7	3.7	0.15
Foreign currency exchange losses	1.8	1.4	0.06	0.7	0.6	0.02
Adjustment of income tax provisions	—	0.1	—	—	1.1	0.05
U.S. Tax Reform	—	—	—	—	12.3	0.50
Restructuring charge	—	—	—	2.3	1.2	0.05
Acquisition related costs	—	—	—	0.7	0.6	0.02

	6.3	5.1	0.21	8.4	19.5	0.79

Adjusted non-GAAP amounts	$49.6	$36.2	$1.47	$50.4	$39.9	$1.62

For the full year, total revenues of $1.51 billion increased 2 percent from $1.48 billion in 2018. Net income for 2019 was $112.2 million or $4.54 per diluted share compared to the prior year net income of $85.0 million, or $3.45 per diluted share which included a $12.3 million tax charge due to U.S. Tax Reform. EBITDA for the year was $201.8 million up 8 percent from $187.4 million in 2018. Special items decreased net income for the full year by $16.8 million, or 68 cents per diluted share; in 2018, similar items decreased net income by $33.9 million, or $1.38 per diluted share.

	Year ended December 31, 2019			Year ended December 31, 2018
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$150.4	$112.2	$4.54	$131.6	$85.0	$3.45

Amortization of acquired intangible assets	18.2	14.4	0.58	18.8	14.9	0.61
Foreign currency exchange losses	1.8	1.4	0.06	0.6	0.5	0.02
Adjustment of income tax provisions	—	1.0	0.04	—	0.5	0.02
U.S. Tax Reform	—	—	—	—	12.3	0.50
Restructuring charge	—	—	—	7.1	5.1	0.21
Acquisition related costs	—	—	—	0.7	0.6	0.02

	20.0	16.8	0.68	27.2	33.9	1.38

Adjusted non-GAAP amounts	$170.4	$129.0	$5.22	$158.8	$118.9	$4.83

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This has been another very good quarter for Innospec with outstanding performances in Oilfield Services and Performance Chemicals. However there have been short-term supply issues which have negatively impacted our results in Fuel Specialties.

Back in August, we alluded to an issue in Fuel Specialties which related to a supplier disruption. At the time, we expected the impact to be minimal, but it has proved to be more complex than we originally anticipated. We have developed long-term solutions to replace this supplier and we expect a return to normal business operations by the end of the first quarter of 2020. In the meantime, we have been working with our insurance providers to ensure that the financial impacts are covered and we believe we have made good progress towards resolving this matter satisfactorily.

Because of our share price increase, we had a higher charge related to share-based compensation. This was equivalent to 19 cents of EPS in the quarter.

Despite these significant challenges, we have delivered a strong full year performance which has resulted in increases right across the financial spectrum - in revenue, gross profit, operating income and EBITDA. Cash flow has been particularly strong and we finish the year in a net cash position.

Fuel Specialties had a difficult quarter managing the continued supply complexities, but focused on minimizing the impact of our supply disruption to our customers. Despite this, volumes only decreased by 3 percentage points from a very strong Q4 2018. We also had a softer quarter in aviation, as we had indicated given the strong Q3 performance, due to the phasing of orders.

Performance Chemicals continues to deal with the impact of lower raw material costs translating into lower selling prices and the in-sourcing of two contracts earlier in the year. Despite this, our focus on margin improvement has continued to deliver, with substantial gains in gross margin. Overall, this business remained well ahead of our strategic targets, delivering excellent operating income for the quarter and for the year.

Oilfield Services continued to outperform the market and returned another outstanding quarter, with sales recording a 12 percent increase. Gross margins were within our expected range and operating income was up 48 percent in the quarter. Even though market conditions were challenging, our combination of leading technology, customer service and geographical expansion continued to drive growth with full year sales up 20 pecent over 2018 and operating income up 80 percent.

Octane Additives delivered the latest order as planned, with the revenue for 2019 down 38 percent on prior year, and with a reduction in year-over-year operating income of over $10 million.”

Revenues in Fuel Specialties for the quarter were $150.3 million, a 7 percent decrease from $162.0 million in last year’s fourth quarter. Volumes fell by 3 percent, there was a negative price/mix impact of 2 percent, and an adverse currency movement of 2 percent. Volume decline was driven by the supply disruption, especially in the Americas. Gross margins were within our expected range at 33.3 percent and operating income for the quarter was $28.5 million compared to $35.6 million last year. For the full year, revenues were up 2 percent to $583.7 million and operating income of $116.6 million was up slightly from $116.3 million in 2018.

In Performance Chemicals, revenues of $106.0 million decreased from $110.4 million in the fourth quarter last year. Revenues fell by 4 percent as volume growth of 1 percent was offset by a price/mix effect of 3 percent and a negative currency impact of 2 percent. The segment’s overall gross margin of 25.4 percent for the quarter improved by 4.6 percentage points compared to a year ago. Operating income for the quarter was $14.9 million compared to $10.5 million in the fourth quarter of 2018. For the full year, revenues decreased 8 percent to $428.7 million and operating income increased by 9 percent to $48.7 million.

Revenues in Oilfield Services for the quarter were $121.8 million, up 12 percent on the fourth quarter of 2018, driven by increased customer activity. Gross margins softened slightly to 32.4 percent down from 34.0 percent in the same period last year. Operating income was $11.8 million for the quarter, compared to $8.0 million in the same quarter last year. For the full year, revenues were $479.9 million up 20 percent from $400.6 million a year ago and operating income was $39.7 million which was up 80 percent from $22.1 million in 2018.

Octane Additives’ revenues for the fourth quarter were $12.6 million, compared to $14.1 million a year ago, as we completed the latest order from our one remaining customer. Operating income was $1.2 million compared to last year’s $3.4 million. For the full year, Octane Additives’ revenues were $21.0 million down 38 percent from last year, which resulted in an operating loss of $0.7 million compared to an operating profit of $9.9 million in 2018.

Corporate costs for the quarter were within our expected range at $12.6 million, up from $12.3 million last year.

The full year effective tax rate was 25.4 percent compared to 35.4 percent in 2018 which included the impact of the U.S. Tax Reform.

For the quarter, net cash provided by operating activities was $58.4 million compared to $69.8 million a year ago. For the full year, net cash provided by operating activities was $161.6 million, compared to $104.9 million during 2018. At year-end, Innospec had $75.7 million in cash and cash equivalents and total debt of $60.1 million, resulting in net cash of $15.6 million, compared to net debt of $87.8 million a year ago.

Mr. Williams concluded,

“Innospec’s strong performance in the fourth quarter of 2019 is impressive given the headwinds we have faced. We have been dealing with supply disruption in our Fuel Specialties business and higher costs related to increased share-based compensation. We have identified solutions to the supply disruption which are being implemented and we continue to be confident that these will benefit our business long-term.

Our Oilfield Services business has outperformed the market and delivered an excellent performance. Our strategic intent to increase margins in Performance Chemicals has also contributed to a great year. We believe that the strategies in our core businesses remain robust and that we have excellent organic growth opportunities based on innovative technology, which we expect will drive our performance beyond 2020.

Once again, we have generated excellent cash flow, which has moved us to a net cash position at year end. We have reached this milestone only three years after the major acquisition in our Performance Chemicals business.

While market dynamics are still influenced by the uncertainty of slower growth and trade disputes, we feel confident that the underlying fundamentals of our business are very sound and we believe we are well placed to continue to successfully execute our strategy.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses, adjustment of income tax provisions, tax charge due to U.S. Tax Reform, restructuring charge and acquisition related costs. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2018, Innospec’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, the quarter ended June 30, 2019, the quarter ended September 30, 2019 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net sales	$390.7	$395.0	$1,513.3	$1,476.9
Cost of goods sold	(272.5)	(278.3)	(1,047.1)	(1,041.9)

Gross profit	118.2	116.7	466.2	435.0
Operating expenses:
Selling, general and administrative	(66.0)	(63.2)	(280.9)	(261.0)
Research and development	(8.4)	(8.3)	(35.4)	(33.4)
Restructuring charge	—	(2.3)	—	(7.1)

Total operating expenses	(74.4)	(73.8)	(316.3)	(301.5)

Operating income	43.8	42.9	149.9	133.5
Other income, net	0.2	0.7	5.3	5.0
Interest expense, net	(0.7)	(1.6)	(4.8)	(6.9)

Income before income taxes	43.3	42.0	150.4	131.6
Income taxes	(12.2)	(21.6)	(38.2)	(46.6)

Net income	$31.1	$20.4	$112.2	$85.0

Earnings per share:
Basic	$1.27	$0.84	$4.58	$3.48
Diluted	$1.26	$0.83	$4.54	$3.45
Weighted average shares outstanding (in thousands):
Basic	24,502	24,424	24,482	24,401
Diluted	24,750	24,569	24,728	24,603

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2019	2018	2019	2018
Net sales:
Fuel Specialties	$150.3	$162.0	$583.7	$574.5
Performance Chemicals	106.0	110.4	428.7	468.1
Oilfield Services	121.8	108.5	479.9	400.6
Octane Additives	12.6	14.1	21.0	33.7

	390.7	395.0	1,513.3	1,476.9

Gross profit:
Fuel Specialties	50.0	53.2	204.5	195.0
Performance Chemicals	26.9	23.0	100.1	97.5
Oilfield Services	39.5	36.9	159.9	130.4
Octane Additives	1.8	3.6	1.7	12.1

	118.2	116.7	466.2	435.0

Operating income/(loss):
Fuel Specialties	28.5	35.6	116.6	116.3
Performance Chemicals	14.9	10.5	48.7	44.7
Oilfield Services	11.8	8.0	39.7	22.1
Octane Additives	1.2	3.4	(0.7)	9.9
Corporate costs	(12.6)	(12.3)	(54.4)	(52.4)

	43.8	45.2	149.9	140.6
Restructuring charge	—	(2.3)	—	(7.1)

Total operating income	$43.8	$42.9	$149.9	$133.5

Schedule 2B

NON-GAAP MEASURES

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2019	2018	2019	2018
Net income	$31.1	$20.4	$112.2	$85.0
Interest expense, net	0.7	1.6	4.8	6.9
Income taxes	12.2	21.6	38.2	46.6
Depreciation and amortization:
Fuel Specialties	1.0	0.9	3.8	3.8
Performance Chemicals	4.7	4.8	19.3	19.4
Oilfield Services	4.1	4.3	17.2	17.0
Octane Additives	0.4	0.3	1.3	1.2
Corporate costs	1.0	1.2	5.0	7.5

EBITDA	55.2	55.1	201.8	187.4

EBITDA:
Fuel Specialties	29.5	36.5	120.4	120.1
Performance Chemicals	19.6	15.3	68.0	64.1
Oilfield Services	15.9	12.3	56.9	39.1
Octane Additives	1.6	3.7	0.6	11.1
Corporate costs	(11.6)	(11.1)	(49.4)	(44.9)

	55.0	56.7	196.5	189.5
Restructuring charge	—	(2.3)	—	(7.1)
Other income, net	0.2	0.7	5.3	5.0

EBITDA	$55.2	$55.1	$201.8	$187.4

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2019	December 31, 2018

Assets

Current assets:
Cash and cash equivalents	$75.7	$123.1
Trade and other accounts receivable	292.0	279.7
Inventories	244.6	248.0
Prepaid expenses	14.7	11.6
Prepaid income taxes	2.5	1.5
Other current assets	0.8	—

Total current assets	630.3	663.9

Net property, plant and equipment	198.7	196.4
Goodwill	363.0	364.9
Operating lease right-of-use assets	32.4	—
Other intangible assets	113.5	136.3
Deferred tax assets	9.1	8.8
Pension asset	115.9	95.9
Other non-current assets	5.9	7.2

Total assets	$1,468.8	$1,473.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$122.0	$126.8
Accrued liabilities	154.0	132.1
Current portion of long-term debt	—	21.4
Current portion of finance leases	1.0	1.8
Current portion of plant closure provisions	5.6	5.9
Current portion of accrued income taxes	10.3	8.6
Current portion of operating lease liabilities	10.6	—

Total current liabilities	303.5	296.6

Long-term debt, net of current portion	58.6	186.2
Finance leases, net of current portion	0.5	1.5
Plant closure provisions, net of current portion	43.7	43.6
Accrued income taxes, net of current portion	36.2	40.0
Unrecognized tax benefits, net of current portion	16.4	14.0
Operating lease liabilities, net of current portion	21.9	—
Deferred tax liabilities	49.6	48.2
Pension liabilities and post-employment benefits	17.8	15.7
Other non-current liabilities	1.7	2.1
Equity	918.9	825.5

Total liabilities and equity	$1,468.8	$1,473.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2019	2018
Cash Flows from Operating Activities

Net income	$112.2	$85.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	47.6	49.6
Deferred taxes	(0.8)	5.5
Cash contributions to defined benefit pension plans	(0.4)	(1.0)
Non-cash movements on defined benefit pension plans	(6.1)	(4.3)
Stock option compensation	6.6	4.9
Changes in working capital	4.3	(43.4)
Movements in accrued income taxes	(2.4)	(6.1)
Movements in plant closure provisions	—	3.6
Movements in unrecognized tax benefits	2.5	11.5
Movements in other assets and liabilities	(1.9)	(0.4)

Net cash provided by operating activities	161.6	104.9

Cash Flows from Investing Activities

Capital expenditures	(29.9)	(28.9)
Business combinations, net of cash acquired	—	(5.4)
Internally developed software	(1.1)	(1.2)

Net cash used in investing activities	(31.0)	(35.5)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(66.0)	5.0
Repayment of term loan	(82.5)	(16.5)
Repayment of finance leases	(1.7)	(2.7)
Refinancing costs	(1.5)	—
Dividend paid	(25.0)	(21.7)
Issue of treasury stock	1.2	1.1
Repurchase of common stock	(2.4)	(1.4)

Net cash used in financing activities	(177.9)	(36.2)
Effect of foreign currency exchange rate changes on cash	(0.1)	(0.3)

Net change in cash and cash equivalents	(47.4)	32.9
Cash and cash equivalents at beginning of year	123.1	90.2

Cash and cash equivalents at end of year	$75.7	$123.1

Amortization of deferred finance costs of $1.0 million (2018 - $0.7 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.